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                                                                    Exhibit 21.1

                 Subsidiaries of Bellwether Exploration Company


                                                          State of
                                                       Incorporation
                                                       -------------

Bellwether Exploration Company                           Delaware

Snyder Gas Plant Venture                                 Texas

West Monroe Gas Gathering Corporation                    Louisiana

NGL-Torch Gas Plant Venture                              Texas

Odyssey Petroleum Company                                Delaware

Black Hawk Oil Company                                   Delaware

TEAI Oil & Gas Company                                   Delaware

1989-I TEAI Limited Partnership                          Texas

1988-II TEAI Limited Partnership                         Texas

TEAI VIII-A Limited Partnership                          Texas